Exhibit 99.1

NEWS RELEASE For additional information, contact: Oncor Communications: 877.426.1616 Oncor Investor Relations: 214.486.6035

ONCOR ANNOUNCES ANY AND ALL EXCHANGE OFFER AND CONSENT SOLICITATION

DALLAS (October 29, 2018) — Oncor Electric Delivery Company LLC (“Oncor”) announced today the commencement of a private offer to exchange any and all of its outstanding 7% Debentures due 2022 (the “Old Notes”) held by Eligible Holders (as defined below) for a new series of 5.75% Senior Secured Notes due 2029 (the “New Notes”) as described below. The New Notes will not be listed on any securities exchange.

Concurrently with the exchange offer, Oncor is soliciting consents from each holder of the Old Notes, subject to the terms and conditions set forth in the offering memorandum, to certain proposed amendments to the indenture dated August 1, 2002, as amended and supplemented, between Oncor and the Bank of New York Mellon Trust Company, N.A., as trustee.

The following table sets forth the Exchange Offer Consideration, Early Exchange Premium and Total Early Exchange Consideration (each as defined below) for the Old Notes:

Oncor Notes to be Exchanged	CUSIP/ISIN No.	Outstanding Principal Amount	Exchange Offer Consideration	Early Exchange Premium	Total Early Exchange Consideration
7% Debentures due 2022	68233DAR8/ US68233DAR89	$800,000,000	$950 principal amount of 5.75% Senior Secured Notes due 2029 for each $1,000 principal amount exchanged	$50 principal amount of 5.75% Senior Secured Notes due 2029 for each $1,000 principal amount exchanged	$1,000 principal amount of 5.75% Senior Secured Notes due 2029 for each $1,000 principal amount exchanged

The exchange offer and consent solicitation are being conducted upon the terms and subject to the conditions set forth in an offering memorandum and the related consent and letter of transmittal. The exchange offer and consent solicitation are only made, and copies of the offering documents will only be made available, to a holder of the Old Notes who has certified its status as (1) a “qualified institutional buyer” under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) a non-US person outside the United States as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).

For Eligible Holders of Old Notes who tender their Old Notes at or before 5:00 p.m. New York City time on November 9, 2018, subject to any extension by Oncor (the “Early Participation Date”), Oncor is offering a consideration of $950 aggregate principal

Oncor

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amount of New Notes for each $1,000 principal amount exchanged (the “Exchange Offer Consideration”), plus an early exchange premium of $50 aggregate principal amount of New Notes for each $1,000 principal amount exchanged (the “Early Exchange Premium,” and together with the Exchange Offer Consideration, the “Total Early Exchange Consideration”). Eligible Holders who validly tender Old Notes after the Early Participation Date, but at or prior to the expiration date of the exchange offer and consent solicitation, will receive the applicable consideration described above minus the applicable Early Exchange Premium. Each holder whose Old Notes are accepted for exchange by us will receive interest, if any, that has accrued from the most recent interest payment date in respect of the Old Notes up to but not including the settlement date.

The exchange offer and consent solicitation will expire at 11:59 p.m., New York City time, on November 27, 2018, unless extended by Oncor. Tenders of Old Notes submitted in the exchange offer and consent solicitation may be validly withdrawn at any time prior to 5:00 p.m. New York City time on November 9, 2018 (the “Withdrawal Date”), and such tenders will be irrevocable thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.

Consummation of the exchange offer and consent solicitation is subject to a number of conditions, including the issuance of the original New Notes and the absence of certain adverse legal and market developments. Oncor will not receive any cash proceeds from the exchange offer.

The New Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes. The exchange offer and consent solicitation are being made solely by the offering memorandum and related consent and letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. This announcement is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Documents relating to the exchange offer and consent solicitation will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are Eligible Holders. The complete terms and conditions of the exchange offer and consent solicitation are described in the offering memorandum and related consent and letter of transmittal, copies of which may be obtained by contacting Global Bondholder Services Corporation, the exchange agent and information agent in connection with the exchange offer and consent solicitation, at (866) 294-2200 (toll-free) or (212) 430-3774 (collect). The eligibility form is available electronically at: http://gbsc-usa.com/eligibility/oncor.

This announcement does not constitute an offer or solicitation to participate in the exchange offer in any jurisdiction in which it is unlawful to make such an offer.

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